SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 17, 2018

SOUTHWESTERN ELECTRIC POWER COMPANY
(Exact Name of Registrant as Specified in Its Charter)

1-3146	Delaware	72-0323455
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
[ ]
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company

[ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 8.01.    Other Events
Reference is made to page 144 of Southwestern Electric Power Company’s (SWEPCo) Form 10-Q for the period ended September 30, 2017 under SWEPCo Rate Matters- Louisiana Turk Prudence Review for a discussion of its proceeding at the Louisiana Public Service Commission (LPSC) regarding its recovery of the Louisiana jurisdictional share of the Turk Plant. In October 2017, the LPSC staff filed testimony contending that SWEPCo failed to continue to evaluate the suspension or cancellation of the Turk Plant during its construction period. In January 2018, SWEPCo entered into a settlement agreement with the LPSC staff. The settlement agreement has not been filed and will require the approval of the LPSC. Based on SWEPCo’s commitments to the LPSC staff in the settlement agreement, management has determined that the settlement agreement would result in a disallowance of $18.5 million of previously capitalized Turk Plant costs and would also require SWEPCo to establish a $9.5 million regulatory liability for previously collected revenues associated with the disallowed portion of the Turk Plant. The impact of the settlement agreement will reduce SWEPCo’s fourth quarter 2017 pre-tax income by approximately $23 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SOUTHWESTERN ELECTRIC POWER COMPANY

By:	/s/ Thomas G. Berkemeyer
Name:	Thomas G. Berkemeyer
Title:	Assistant Secretary

January 17, 2018